SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 26, 2003

Prandium, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	33-14051	33-0197361
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Alton Parkway Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

(949) 863-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On February 26, 2003, Prandium, Inc. (the “Company”) appointed two members of the turn-around firm, Alvarez and Marsal, Inc. (“A&M”), to key management positions. The Company appointed Hugh G. Hilton to the position of Chief Executive Officer & President and Timothy Matthew Klein to the position of Chief Operating Officer, effective immediately. Mr. Hilton will report directly to the Board of Directors and will oversee all day-to-day operations, including marketing and restaurant operations. Mr. Klein will report directly to Mr. Hilton.

Robert T. Trebing, Jr., who was previously appointed by the board as acting CEO and President, will continue in his roles as Executive Vice President, Chief Financial Officer and Treasurer on the new management team.

The Company entered into an agreement (the “Services Agreement”) on February 26, 2003 with A&M regarding the provision of interim management services by Messrs. Hilton and Klein (the “Officers”) to the Company and its Board of Directors. Under the terms of the Services Agreement, A&M will make available to the Company the services of the Officers and one additional professional to assist in the performance of services by the Officers. The Services Agreement will continue until terminated, and may be terminated by either party upon 30 days written notice to the other party. The Officers are employees of A&M, will remain employees of A&M during the time that they act as officers of the Company, and A&M will be responsible for the Officers’ compensation and employee benefits during the term of the Services Agreement. A&M will be compensated for the services of the Officers partially in cash and partially in shares of a new series of preferred stock to be issued by the Company. During the term of the Services Agreement, the Company will pay A&M a fixed monthly fee of $165,000, subject to annual adjustment, and shall reimburse A&M for reasonable out-of-pocket expenses. Subject to certain conditions, the Company will also issue to A&M up to 213,000 shares of a new series of preferred stock (the “Shares”). The Shares shall be payable as follows: 200,000 Shares on March 1, 2004 and 13,000 Shares on June 1, 2004. All or a portion of the Shares may be issued to A&M earlier upon the occurrence of certain events set forth in the Services Agreement. Each Share will be convertible into 10 shares of the Company’s common stock, will have piggyback registration rights and will not be entitled to receive dividends. Each of the Shares will have one vote, voting together with the common stock as a single class. The Shares will have a standard non-participating liquidation preference upon liquidation of the Company’s assets or a sale of the Company.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

10.1	Form of agreement between Prandium, Inc. and Alvarez & Marsal, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRANDIUM, INC.

Date: February 26, 2003	By:	/s/ ROBERT T. TREBING, JR.
Robert T. Trebing, Jr. Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of agreement between Prandium, Inc. and Alvarez & Marsal, Inc.